Exhibit 10.2

CONSULTING AGREEMENT FOR NON-EMPLOYEE CHIEF EXECUTIVE OFFICER

This CONSULTING AGREEMENT (this “Agreement”) dated March 6, 2025 and effective as of February 12, 2025 (“Effective Date”), is made and entered into between Entero Therapeutics, Inc. (a Delaware Corporation) (the “Company”), and 2818390 Ontario Corp., an Ontario, Canada corporation (the “Consultant”).

WHEREAS, the Company desires to engage the Consultant to provide certain consulting services described on Exhibit A (the “Services”) to the Company pursuant to the terms and conditions of this Agreement;

WHEREAS, the Consultant has designated Richard Paolone, President of the Consultant (the “Designee”), to perform the Services as non-employee Chief Executive Officer and Chairman of the Board;

WHEREAS, the Board of Directors of the Company (the “Board”) has appointed the Designee, to serve as the Chairman of the Board and Chief Executive Officer of the Company, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Designee has the necessary skills and qualifications to serve as the Chairman of the Board and Chief Executive Officer and has agreed to serve as such, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.	Independent Consultant.

During the term of this Agreement, Consultant will perform the Services in a diligent and professional matter, and in compliance with all applicable laws and regulations. The Company, through the action of its Board, hereby engages the Consultant, and the Consultant will serve the Company, as a consultant. During the term of this Agreement, the Designee will serve as the non-employee chief executive officer (“CEO”) of the Company and the chairman of the board of directors of the Company (“Chairman”). The Company confirms that the Designee has been duly appointed as the CEO and Chairman and will remain as an executive officer of the Company and Chairman during the term of this Agreement.

2.	Duties, Term, and Compensation. The Consultant’s term of engagement, compensation and provisions for payment thereof are detailed in the attached Exhibit B, which may be amended in writing from time to time by the Consultant and agreed to by the Company, and which collectively are hereby incorporated by reference.

3.	Expenses. The Company will reimburse the Consultant for all reasonable business expenses Consultant incurs in conducting her duties hereunder, pursuant to the Company’s usual expense reimbursement policies, but in no event later than ninety (90) days after the end of the calendar month following the month in which such expenses were incurred by the Consultant; provided that the Consultant supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by the Consultant.

4.	Confidentiality. The Consultant acknowledges that during the engagement it will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, accounts and procedures. The Consultant agrees that it will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement with the Company. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by the Consultant or otherwise coming into the Consultant’s possession, shall remain the exclusive property of the Company. The Consultant shall not retain any copies of the foregoing without the Company’s prior written permission. Upon the expiration or earlier termination of this Agreement, or whenever requested by the Company, the Consultant shall immediately deliver to the Company all such files, records, documents, specifications, information, and other items in her possession or under her control. The Consultant confirms that all restrictions in Section 4 are reasonable and valid, and any defenses to the strict enforcement thereof by the Company are waived by the Consultant. The provisions of this Section shall survive any termination of this Agreement.

5.	Conflicts of Interest; Performance of Duties. The Consultant represents that it is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between the Consultant, any of its personnel or owners and any third party. Further, the Consultant, in rendering the Services, shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which it does not have a proprietary interest.

6.	Other Business Activities: The Consultant agrees that it or any of its personnel or owners are not, and during the Term of this Agreement shall not be, engaged or employed in any business, trade, profession, or other activity that would create a conflict of interest with the Company. If any such actual or potential conflict arises during the Term of this Agreement, the Consultant shall immediately notify the Company in writing. If the Company determines, in its sole discretion, that the conflict is material, the Company may terminate the Agreement immediately upon written notice in accordance with provisions under “Term” under Exhibit B.

7.	Indemnification and D&O Insurance: Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, franchise tax, worker’s compensation insurance coverage requirements and U.S. immigration visa requirements. Consultant shall indemnify, defend and hold Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements including, without limitation, any liability for, or assessment of, withholding taxes imposed on Company by the relevant taxing authorities with respect to any compensation paid to Consultant.

Notwithstanding the foregoing, the Company shall defend and indemnify the Designee in his capacity as Chief Executive Officer of the Company to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”). The Company shall also maintain a policy for indemnifying its officers and directors, including but not limited to the Designee, for all actions permitted under the DGCL taken in good faith pursuit of their duties for the Company, including but not limited to maintaining an appropriate level of Directors and Officers Liability coverage and maintaining the inclusion of such provisions in the Company’s by-laws or certificate of incorporation, as applicable and customary. The rights to indemnification shall survive any termination of this Agreement.

8.	Independent Contractor. This Agreement shall not render the Consultant or the Designee an employee, partner, agent of, or joint venturer with the Company for any purpose. The Consultant is and will remain an independent Consultant in her relationship with the Company. The Consultant will receive an IRS Form 1099 from the Company, and the Consultant shall be solely responsible for all federal, state, and local taxes. The Consultant shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind. The Consultant agrees to indemnify and save the Company harmless from and against any and all assessments, losses or penalties actually incurred by the Company in respect of any unpaid taxes or other fees and charges by the Consultant which are charged back to the Company, including, without limitation, contributions to any pension/retirement plans, employment insurance or workers compensation premiums.

9.	Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and assigns.

10.	Choice of Law. The laws of the state of New York shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

11.	Arbitration. Any controversies arising out of the terms of this Agreement or its interpretation shall be settled in New York in accordance with the rules of the American Arbitration Association, and the judgment upon award may be entered in any court having jurisdiction thereof.

12.	Submission to Jurisdiction. Each of the Parties irrevocably submits to the jurisdiction of the courts of the State of New York.

13.	Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

14.	Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

15.	Assignment. The Consultant shall not assign any of her rights under this Agreement, or delegate the performance of any of her duties hereunder, except as set forth herein, without the prior written consent of the Company.

16.	Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered, or delivered by same-day courier; or (b) on the third business day after mailing by registered or certified mail, postage prepaid, return receipt requested; or (c) upon delivery when sent by prepaid overnight express delivery service (e.g., FedEx, UPS); or (d) when sent by email and upon the receipt by the sending party of written confirmation by the receiving party; provided, however, that an automated email confirmation of delivery or read receipt shall not constitute such confirmation; and, in any case addressed to either party, and in the case of the Company, at its normal business address, and in the case of Consultant, at her residential address or other address provided, which address may be updated by either party in writing from time to time.

17.	Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

18.	Counterparts. This Agreement may be executed originally or electronically, and any number of counterparts, each of which shall be deemed an original, and together shall constitute one and the same instrument. Signatures provided electronically shall be deemed original signatures.

19.	Entire Agreement. This Agreement sets forth the entire understanding of the Parties hereto with respect to its subject matter and supersedes all prior agreements, promises, statements, representations, negotiations, and understandings, written or oral, with respect to matters covered hereby.

20.	Unenforceability of Provisions. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

Entero Therapeutics, Inc.		2818390 Ontario Corp.

By:	/s/ Anna Skowron	By: /s/ Richard Paolone
Name:	Anna Skowron	Name: Richard Paolone
Title:	Chief Financial Officer	Title: President

Designee

By:	/s/ Richard Paolone
Name:	Richard Paolone

EXHIBIT A

DESCRIPTION OF SERVICES

Consultant agrees to provide the below Services to the Company:

(a)	Managing the operations of the Company;

(b)	Working with the Board of Directors of the Company to develop and implement the Company’s strategic plan; and

(c)	Performing such other duties of the Chief Executive Officer of the Company customarily related to this function in an organization of the size and nature of the Company, and performing such other duties as may be determined and assigned by the Board from time to time and required by the Company’s governing instruments.

EXHIBIT B

TERM AND TERMINATION:

This engagement shall commence effective February 12, 2025, and shall be renewable on a month-to-month basis at the discretion of the Company unless earlier terminated by the Consultant for any reason upon not less than ten (10) business days’ notice given to the Company. The Company may terminate this Agreement upon ten (10) business days’ notice for any reason. In the event of termination prior to the end of a month, the Company shall pay the Consultant on a pro-rata basis any compensation then due and payable for any services completed up to and including the date of such termination.

COMPENSATION:

The Company will pay the Consultant compensation at the rate of $12,500 per month. This salary will be subject to periodic review and adjustments at the Company’s discretion.

TITLE:

The Designee’s titles shall be (i) Chief Executive Officer of the Company; and (ii) Chairman of the Board of Directors of the Company.